EXHIBIT 99.1

NEAH POWER ISSUES LETTER TO SHAREHOLDERS

Bothell, WA., August 25, 2011 – NEAH Power Systems, Inc., (OTCBB: NPWZ) www.neahpower.com, the company leading development in fuel cells for the military and portable electronic devices, today published a letter to shareholders.

LETTER TO SHAREHOLDERS

AUGUST 25, 2011

I am pleased to write this letter to provide an update on Neah Power and share with you the many positive developments that have unfolded in 2011. We believe that many of these developments can serve as the foundation for the Company's continued momentum into the Second Half of 2011 and we are proud of the these achievements.

Our objective for the Second Half of 2011 is to continue the effort toward licensing of our patented, silicon-based PowerChip MCMTM technology through the establishment of customer engagements. During the course of the year, we are seeing the benefits of previous execution around completing high volume capable prototype systems, customer engagements for products, as well as licensing revenue streams. We continue be excited about our opportunity to merge with Exigent Security Products, the radiation sensor company.

Some other very eventful items that happened of 2011, that we believe will continue to evolve to the Company’s benefit are

1.

A team from Neah, including myself, visited India in May to further develop and grow potential business opportunities. Over the course of the summer we continued to nurture and develop those relationships with a follow-uo visit to India in August where we demonstrated the applications of our technology.

2.

As a recognized expert in fuel cell technology, I was invited to Japan for the Renewable Energy Expo 2011 to present Neah’s disruptive and patented technology to leading adopters of fuel cell technologies.

3.

In August, we again visited Japan where we demonstrated our technology to parties interested in the technology.

4.

We continue to have interest from previously announced customers, and we are in the process of renewing our various letters of intent.

5.

We continue to engender interest and early engagement from the leading edge fuel cell adopters in the defense, consumer, and transportation markets.

6.

The leading US defense supplier has renewed their letter of interest, and we are progressing well in our discussions about the specific product applications.

7.

The most recent award, the 2010 Best of What’s NewTM Popular Science, which is one of its most prestigious awards in technology, continues to generate interest among various potential customers.

The management has been continuously committed to working through the difficult economic times that we are experiencing as a nation, as well as a Company. To better align the management interest with that of the shareholder, a director involved with sales efforts for the Company is foregoing any cash compensation, and the officers of the Company are taking a 33% reduction in salary. In return, officers and one director and will be compensated in cash and equity on completion of bookings, and cash receipts, by the Company over the course of the next three years.

We are working diligently to ensure that calendar 2011 will be a year that marks the sustained launch of the Company in the market and will serve as the foundation of our future growth. The Company has over $38M invested from shareholders and previous investors like Intel Capital, Novellus Systems and other top tier venture capitalists. We believe we are now seeing the fruit of that effort, as evidenced by the various patents issued to the Company, awards and other recognition and customer interest for our products.

We have an exceptional team of people committed to bringing the PowerChip MCMTM product to market. As the CEO, I have experience launching successful products for a number of Fortune 500 Companies, and took a leadership role at Neah to complete the development of the technology, develop the manufacturing strategy, and deploy the product with innovators and market leaders. We have a committed team and a Board of Directors that diligently oversees the operations and execution of the Company, while also actively contributing to develop sales channels for Neah.

Neah’s superior performance with our PowerChip MCMTM technology, as compared to the incumbent PEM (Proton Exchange Membrane) technology includes longer lifetime, approximately 2½ times the power density (power per unit area), capital efficient manufacturing using existing computer chip manufacturing capacity, and a unique anaerobic (non-air) functionality. This unique anaerobic capability makes us an attractive solution for automobiles, trucks, two wheelers, forklifts, electric scooters, and defense applications.

As we move beyond the first half of our fiscal year 2011, we are actively packaging our technology and building a series of commercialized offerings in:

•

Licensing

•

Product Development

•

Prototype Development

•

Engineering Support

We continue to focus our effort on growing the Company, deploying the PowerChip MCMTM technology through licensing and product sales, and maintaining our lean operation mode while we continue to advance Neah Power Systems.

Thank you for your continued support of Neah Power and the Company’s management team.

Chris D’Couto PhD, MBA

President and CEO

Company Contact:

Stephen Wilson

Neah Power Systems

info@neahpower.com

425-424-3324

About NEAH Power

NEAH Power Systems, Inc. (NPWZ.OB) is developing long-lasting, efficient and safe power solutions for the military, transportation, and for portable electronics. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes. Neah believes that the technology can also be used for energy storage and generation.

Further company information can be found at www.neahpower.com.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-K for the fiscal year ended September 30, 2010 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future